EXHIBIT 99.1


CONTACT:
Mike Neumeier
404-260-2649
mneumeier@interland.com




         INTERLAND TO APPOINT JEFFREY M. STIBEL CHIEF EXECUTIVE OFFICER

                COMPANY TAKES NEXT STEP IN STRATEGIC RESTRUCTURE;
         NOMINATES NEW MEMBERS TO THE BOARD OF DIRECTORS; JOEL J. KOCHER
                       TRANSITIONS TO BOARD OF DIRECTORS

ATLANTA (AUGUST 1, 2005) - Interland (NASDAQ:INLD), a leading online marketing services company for small and medium-sized businesses, today announced a key step in its strategic restructuring plan. Chairman and CEO Joel J. Kocher announced the hiring of Jeffrey M. Stibel, former United Online, Inc. (NASDAQ:UNTD) senior vice president as his successor, effective August 11, 2005. Mr. Kocher will relinquish his CEO position to Mr. Stibel, transition out of management and remain on the Board of Directors. Mr. Stibel is expected to be appointed to the Board of Directors.

"I am extremely pleased to name a successor as uniquely qualified as Jeff. His extensive experience in marketing and technology makes him the perfect fit to take Interland to its goal of being the marketing services and applications leader for small businesses," said Mr. Kocher. "Jeff is a proven industry executive and brings a wealth of experience and capabilities to our company."

Prior to joining Interland, Mr. Stibel was senior vice president for United Online's Web services division, with responsibilities including Web hosting, email, online digital photos, search and domain registration across numerous brands. Prior to working for United Online, Mr. Stibel was Chairman and CEO of Simpli.com Inc., a search and marketing technology company currently owned by ValueClick, Inc. As a founder, he led Simpli.com from its inception and played a central role in all areas of the business, including general management, marketing, securing capital, strategic planning and business development. Mr. Stibel previously worked at GTE (Verizon) on SuperPages, an online yellow pages and ecommerce business directory. In addition, he has worked in mergers and acquisitions at the law firm of Skadden, Arps, Slate, Meagher & Flom LLP and in marketing for The Greenfield Consulting Group. He currently serves on the board of directors for several private companies. Mr. Stibel received a master's degree from Brown University and studied business and brain science at MIT's Sloan School of Management and at Brown University, where he was a Brain and Behavior Fellow.

"I am excited about the opportunity to grow Interland into a world-class online marketing services company," said Mr. Stibel. "I look forward to working with the company's extremely talented employees. Having built and grown several companies in the past, I feel confident that my skill set and ability to execute, along with this great team, is a winning combination for Interland."

"I am confident that under Jeff's leadership we will be able to strengthen the value of our company and grow the business," said Mr. Kocher. "The decision to transition was my choice. It is the right time for a CEO change and Jeff is well suited to lead in the next phase of our growth as a company. Commuting for five years has been very hard on my young family. I now look forward to spending more time with them. I intend to remain on the board and to support Jeff in any way I can."

In addition, Interland has announced the nomination of three new members to its Board of Directors, including a new chairman. The new nominations include Seymour Holtzman as Chairman of the Board. Mr. Holtzman has been involved in public companies for over 40 years and is currently director and Chairman of the Board of Casual Male Retail Group, Inc. In addition, Efrem Gerszberg, current President and Chief Operating Officer of MM Companies, Inc., and Alex Kazerani, founder of HostPro and VP of KnowledgeBase Group at Talisma Corporation, have also been nominated to the Board of Directors.

"On behalf of the Board of Directors and myself, we are excited about Jeff coming onboard," said Mr. Holtzman. "We would all like to thank Joel for his strong leadership during his tenure, and for moving the company in this new direction. We look forward to his continued effort as an active member of the board."

ABOUT INTERLAND
Interland, Inc. (NASDAQ: INLD) is a leading online services and Web hosting company dedicated to helping small and medium-sized businesses achieve success by providing the knowledge, services and tools to build, manage and promote businesses online. Interland offers a wide selection of online services, including standardized Web hosting, ecommerce, application hosting, website development, marketing and optimization tools. For more information about Interland, please visit www.interland.com.

                                       ###

Forward-looking Statements
Except for the historical information contained in this press release, statements in this press release may be considered forward-looking statements. These forward-looking statements include, but are not limited to: how far we have progressed in our strategic plan for our business; our becoming the marketing and services application for small businesses; our becoming a world-class online marketing services company; and other statements concerning matters that are not historical facts. Actual results may differ materially from those contained in the forward-looking statements in this press release. Factors which could affect these forward-looking statements, and Interland's business, include but are not limited to: the risks inherent in integrating a new Chief Executive Officer into a business; the ability to operate within budgeted expense, the ability of the company to improve customer satisfaction, reduce churn, and expand its customer base as planned, our growing dependence on our reseller and other indirect sales channels, general economic conditions, the impact of competition, quarterly fluctuations in operating results, the loss of customers with failing businesses and customer churn in general, customer acceptance of new products and services, the possible lack of availability of our restricted investments, the retention of key employees, investments in new business opportunities, the company's ability to make infrastructure investments at a lower cost per customer than its competition, higher than expected costs of litigation and the impact of liabilities that could carry over from Micron Electronics' discontinued operations. Certain of these and other risks associated with Interland's business are discussed in more detail in its public filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K, its Quarterly Reports on Form 10-Q and its Current Reports on Form 8-K, and its proxy statement. Investors should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company does not undertake to update its forward-looking statements.